                                                                EXHIBIT 10.1

                                 EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between Richey Electronics, Inc., a Delaware corporation (the "Company"), and William Class (the "Executive") and is effective as of January 1, 1996 (the "Effective Date").

                                       RECITALS

         The Company desires to employ the Executive, and the Executive desires to accept employment by the Company, on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to, and hereby does, employ the Executive, and the Executive hereby agrees to be employed by and to serve the Company, on the terms and conditions set forth in this Agreement.

         2.    TERM OF EMPLOYMENT.

              (a) EMPLOYMENT PERIOD. Subject to the provisions for earlier termination as herein provided, the term of the Executive's employment hereunder shall be for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the "Employment Period").

              (b)   FUTURE NEGOTIATIONS.  The Company shall notify
Executive no later than ninety (90) days prior to the expiration of the Employment Period if the Company, in its sole discretion, desires to enter into good faith negotiations concerning an extension of the employment relationship beyond the expiration of the Employment Period on terms and conditions not less favorable to the Executive than those in effect during the second year of the Employment Period.

         3. POSITION/DUTIES/RESPONSIBILITIES. The Executive shall be employed, initially, as Vice President - Area Director of the Company. The Executive shall exercise such authority and perform such duties and services, consistent with his position, as may be assigned to him from time to time by the Chief Executive Officer of the Company or his designee. In furtherance of the foregoing, the Executive hereby agrees to perform well and faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Chief Executive Officer or his designee. Nothing herein shall restrict the power of the Company's Board of

Directors (the "Board") to modify the Executive's authority as the Board in its discretion deems appropriate.

         4. DEVOTION OF TIME AND BEST EFFORTS. Except for reasonable vacations and absences due to temporary illness, the Executive agrees to devote his full time, best efforts and undivided attention and energies during the Employment Period to the performance of his duties and to advance the Company's interests, as determined by the Board. During the Employment Period, the Executive shall not, without prior written approval of the Board or its designee, be engaged in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this restriction shall not be construed as preventing the Executive from investing his assets in such form or manner as will not require the performance of services of the Executive in the operations or the affairs of the enterprises or companies in which said investments are made. Notwithstanding the foregoing, services which are neither substantial nor significant, individually or in the aggregate, shall be permitted with respect to investments of the Executive provided that they shall not have an adverse
effect on the Executive's duties hereunder.   The Executive's current
investments are described in a schedule which has been provided to the Company concurrently herewith. All future investments of the Executive which may involve services which are neither substantial nor significant shall be promptly disclosed to the Board. Approval of the Board of an existing business activity of the Executive shall not be implied by the execution of this Agreement. Any dispute between the Executive and the Board under this Section 4 shall be resolved by arbitration pursuant to Section 15 hereof.

         5.    COMPENSATION.

              (a)   BASE SALARY.  During the Employment Period, the
Company shall pay to the Executive a "Base Salary" at the rate of One Hundred Five Thousand Dollars ($105,000) per annum, commencing on the first day of the Employment Period, payable in accordance with the Company's regular payroll practices and policies which are in effect from time to time. The Base Salary set forth above may be adjusted upward from time to time as may be agreed upon between the Executive and the Company, as approved by the Board, and any such upward adjustment of salary as provided herein shall become the Base Salary for the remainder of the Employment Period and shall not require a written amendment to this Agreement, nor shall such upward salary adjustment affect any other provisions of this Agreement, which shall remain in effect unless changed by a written amendment hereto.

              (b) PERFORMANCE BONUSES. During the Employment Period, the Executive shall be entitled to receive bonuses to the extent certain performance targets are achieved as follows (the "Performance Bonuses"):

                   (i) A bonus of up to $____________ with respect to the Company's fiscal year ended December 31, 1996, based on achievement of the targets set forth in Exhibit A attached hereto, payable within seventy-five days after the end of such fiscal year.

                   (ii) For the portion of the Employment Period, beginning after December 31, 1996, a bonus up to such maximum amount and based on achievement of such targets and payable at such times, as the Compensation Committee of the Company's Board may determine in its sole discretion (it being understood that the Company is making no commitments whatsoever as to payment of Performance Bonuses for such portion of the Employment Period).

              (c) WITHHOLDING. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive.

         6. EXPENSE REIMBURSEMENTS. The Company agrees that during the Employment Period, the Executive is authorized to incur ordinary and necessary expenses in connection with the promotion, operation and furtherance of the business affairs of the Company, including reasonable expenses incurred for purposes of entertainment, travel and educational/professional meetings, as shall be in accordance with normal Company policy approved by the Board. The Executive shall be entitled to reimbursement by the Company for such reasonable business expenditures upon presentation by the Executive to the Company on a monthly basis (or other regular basis as reasonably agreed by the Executive and the Company) of an itemized account of such expenditures, together with appropriate receipts and vouchers or other evidence as shall be required for tax or accounting purposes.

         7. BENEFITS. During the Employment Period, the Executive shall be entitled to receive perquisites and all such fringe benefits of employment generally available to the other senior management employees of the Company and approved by the Board, and shall have the same rights and privileges to participate in any employee benefit plans and arrangements, in accordance with the Company's policies in effect from time to time as any other senior management employee of the Company, as approved by the Board. The Executive shall be entitled to an allowance for the use of an automobile of $575 per month. The Executive shall be solely responsible for tax filings and recordkeeping with respect to the automobile allowance. It is understood and agreed that the Executive shall not be entitled to an allowance for personal tax preparation and planning services and shall not be reimbursed for expenses incurred in connection therewith.

         8.    TERMINATION OF EMPLOYMENT.

              (a) INVOLUNTARY TERMINATION. If the Executive dies, the Executive's employment shall be deemed to terminate on the date of the Executive's death. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of fully performing the services required to be performed by him under this Agreement for a period of at least one-hundred eighty (180) days during any consecutive twelve-month period or at least one-hundred twenty (120) consecutive days, the Company may give notice to the Executive that he has been determined to have a "Disability." The Employment Period and the Executive's employment shall terminate immediately upon giving of such notice. Termination due to death or Disability shall constitute "Involuntary Termination."

              (b) TERMINATION FOR CAUSE. The Board may terminate the Employment Period and the Executive's employment for "Cause" (such termination being hereinafter called a "Termination For Cause") by giving the Executive notice in writing of such termination which sets forth in general the grounds for such termination. Such termination shall be effective immediately upon such notice. For purposes of this Agreement, "Cause" shall mean (i) embezzlement, theft or other misappropriation of any property of the Company or any entity controlled by the Company, (ii) gross or willful misconduct resulting in substantial loss to the Company or any entity controlled by the Company or substantial damage to the reputation of the Company or any entity controlled by the Company including, but not limited to, loss of property, reduction in assets or injury to reputation, (iii) gross or willful neglect of his assigned duties to the Company or any entity controlled by the Company resulting in substantial loss to the Company or any entity controlled by the Company or substantial damage to the reputation of the Company or any entity controlled by the Company including, but not limited to, loss of property, reduction in assets or injury to reputation, (iv) gross breach of his fiduciary obligations to the Company or any entity controlled by the Company resulting in substantial loss to the Company or any entity controlled by the Company or substantial damage to the reputation of the Company or any entity controlled by the Company including, but not limited to, loss of property, reduction in assets or injury to reputation,
(v) acts of moral turpitude, or (vi) any chemical dependence impairing the performance of his duties and responsibilities to the Company or any entity controlled by the Company resulting in substantial loss to the Company or any entity controlled by the Company or substantial damage to the reputation of the Company or any entity controlled by the Company including, but not limited to, loss of property, reduction in assets or injury to reputation.

              (c) TERMINATION WITHOUT CAUSE. The Board may terminate the Employment Period and the employment of the Executive hereunder at any time during the Employment Period without "Cause" (such termination being hereinafter called a "Termination Without Cause") by giving the Executive written notice of such termination which shall be effective immediately upon such notice.

              (d) TERMINATION FOR GOOD REASON. The Executive shall have the right to terminate the Employment Period and the Executive's employment with the Company for "Good Reason" (such termination being hereinafter called a "Termination For Good Reason") by giving the Board advance written notice of termination not less than 30 and not more than 45 days in advance, which sets forth the grounds for such termination. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in the current level of the Executive's compensation, entitlement to expense reimbursements or entitlement to benefits as described in Sections 5, 6, and 7 hereof, (ii) a material diminishment in the Executive's position, powers, authority, duties or responsibilities, or a material diminishment in the business operations to which those powers, authority, duties or responsibilities apply, or a change in his current reporting chain of supervision (but not including a change to which the Executive does not object in the persons who report to the Executive) or (iii) a material breach of the terms of this Agreement by the Company. Notice shall be given, except in the case of a continuing breach, within three (3) calendar months after the most recent event giving rise to Good Reason. Failure to elect to terminate with respect to one event does not preclude the Executive from making the election upon a subsequent event. If the Company shall remedy the alleged Good Reason or take reasonable steps to that end within 20 days from its receipt of the notice, there shall be no Termination for Good Reason.

              (e) VOLUNTARY TERMINATION. Any termination of the employment of the Executive hereunder by resignation, retirement or other voluntary action of the Executive (otherwise than as a result of an Involuntary Termination, a Termination For Cause, a Termination for Good Reason or a Termination Without Cause) or by expiration of the Employment Period shall be deemed to be a "Voluntary Termination." Executive shall be required to give the Company at least 180 days' written notice of his intent to voluntarily terminate his employment.

         9.    EFFECT OF TERMINATION OF EMPLOYMENT.

              (a) INVOLUNTARY, VOLUNTARY OR FOR CAUSE. Upon the termination of the Executive's employment hereunder pursuant to an Involuntary Termination, a Voluntary Termination or a Termination For Cause, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except to receive: (i) the unpaid portion of the Base Salary provided for in Section 5, computed on a PRO RATA basis to the date of termination and payments for vested rights to fringe benefits provided for in Section 7 and (ii) reimbursement for any expenses for which the Executive is entitled to be reimbursed but has not theretofore been reimbursed.

              (b) WITHOUT CAUSE OR FOR GOOD REASON. Upon the termination of the Executive's employment hereunder pursuant to a Termination Without Cause or a Termination For Good Reason, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except to receive: (i) a termination payment equal to that provided in Section 9(a) hereof and (ii) a severance payment (which shall be in lieu of amounts which would have been due had his employment not been terminated) equal to the sum of his Base Salary plus his Performance Bonuses for the period from the date of termination to the second anniversary of the Effective Date.

                   For purposes of such severance payment, (i) the Executive's Base Salary shall be computed at the rate in effect on the date of termination and (ii) the amount of the Executive's Performance Bonuses shall be computed at a rate equal to the average of his Performance Bonuses for the period prior to such termination. The Base Salary component of such severance payment shall be payable in accordance with the Company's normal payroll practices. The Performance Bonuses component of such severance payment shall be payable in accordance with the Company's policies which are in effect from time to time for the payment of performance bonuses for management employees of the Company. Notwithstanding the foregoing, the severance payments provided for in this paragraph shall not be payable if such termination is due to the sale of all or part of the Company and Employee is offered employment with the successor company, provided that the successor company shall be bound by the terms of this Agreement.

              (c) OFFSETS. The Executive agrees that the Company may offset from payments due under this Section 9 any amount contractually due from the Executive to the Company provided that if any such offset is contested by the Executive, the Company's right to retain the funds offset will be determined by arbitration pursuant to Section 15 hereof. If the arbitrator determines that the Company wrongfully offset funds, then the arbitrator may, as part of the award, include interest on the amount wrongfully offset at the prime rate quoted in the WALL STREET JOURNAL from the date the Executive contests the offset to the date of the arbitration award.

              (d) RESIGNATION FROM OTHER POSITIONS. Upon the effective date of any termination of employment, the Executive shall resign any positions he holds with the Company on the Board or in any other capacity, and shall have no official powers.

         10.   DISCLOSURE OF CONFIDENTIAL INFORMATION.

              (a) CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that all plans, customer lists and information, data, systems, methods, designs, procedures, books and records, relating to the operations, personnel, business activities, practices and procedures of the Company (collectively, "Confidential Information"), whether instituted or commenced prior to or subsequent to the date hereof and whether or not initially instituted or commenced by the Company, constitute and will constitute valuable, special and unique assets of the Company's business. The Executive therefore covenants and agrees that, except to the extent required in the furtherance of the Company's business in connection with matters as to which the Executive is involved as an employee of the Company, he will not ever at any time during or after the Employment Period disclose any part of such Confidential Information, or use or permit to be used any part of such Confidential Information by any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

              (b) NON-PUBLIC INFORMATION. The Executive agrees that he will not, at any time during or after the Employment Period, without the express written approval of the Board of Directors of the Company or its designees, disclose to any person, firm, corporation or other entity, except as required by law, any non-public information concerning the business, clients or affairs of the Company for any reason or purpose whatsoever nor shall the Executive make use of any such non-public information for his own purpose or for the benefit of any person, firm, corporation or other business entity except the Company.

              11.   RESTRICTIVE COVENANT.

                   (a) RESTRICTIONS. The Executive hereby acknowledges and recognizes that during the Employment Period he will be privy to training, contacts, trade secrets and confidential proprietary information critical to the Company's business and that the Company would find it extremely difficult or impossible to replace the Executive. Accordingly, the

Executive agrees that during the period the Executive is employed by the Company and during the Applicable Period (as hereinafter defined), the Executive shall not, without the express written approval of the Board of Directors of the Company or its designee, directly or indirectly, be involved in or have an interest in, any person, firm, corporation or business, whether as an employee, partner, officer, director, agent, shareholder or otherwise (except as a minority shareholder of less than two (2%) percent of a publicly held corporation) that is substantially competitive with or engaged in any business then actively conducted by the Company or any successor or assign of the Company. During the Applicable Period, the Executive shall communicate the contents of this Section 11 to any person, firm, association or corporation which the Executive intends to be employed by, associated with or represent.
The covenant set forth in this Section 11 shall be restricted geographically to only those states (and specifically including all 58 counties of California) and foreign locations in which the Company (or any successor of the Company) is actually actively conducting its business.

                   (b) APPLICATION. Notwithstanding anything else contained in Section 11(a), the restrictions contained in Section 11(a) shall apply only
(i) in the case of a Termination For Cause and (ii) in the case of a Termination for Good Reason or a Termination Without Cause during periods in which the Executive has not elected to waive his right to severance benefits under Section 9(b) hereof. As used herein, the term "Applicable Period" means (i) in the case of a Termination for Cause, the two-year period following the termination of employment and (ii) in the case of a Termination for Good Reason or a Termination Without Cause, the period from the date of termination to the second anniversary of the Effective Date.

                   (c) EFFECT OF RESTRICTIONS. The Executive understands that the restrictions in this Section 11 may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from earning a living.

              12. NON-SOLICITATION. Without limiting the generality of the provisions of Section 11 hereof, the Executive hereby agrees that, during the period of employment and the immediately following two (2)-year period, he will not himself or through a close associate personally solicit business from any person, firm, corporation or other entity which was a customer of the Company during the period he was an employee of the Company, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the business of the Company; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Executive from soliciting business from any such parties on behalf of the Company in performance of his duties as an employee of the Company required under and as specifically contemplated by Section 3 hereof.

              13. INTERFERENCE WITH RELATIONSHIPS. During the period of employment and the immediately following two (2)-year period, the Executive shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company during the period of employment and the immediately following two (2)-year period, or otherwise seek to influence or alter any such person's relationship with the Company, or (ii) solicit or encourage any present or future customer of the Company to terminate or otherwise alter his, her or its relationship with the Company.

              14. ENFORCEMENT. The Executive acknowledges and agrees that the covenants and restrictions contained in Sections 10, 11, 12 and 13 are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation of any of the provisions of such Sections would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of any of the provisions of any of such Sections, the Company shall be entitled, if it so elects, to obtain from any court of competent jurisdiction the rights and remedies of specific performance and preliminary and permanent injunctive relief (without posting bond or other security and without the necessity of proving actual damages), in addition to any other rights or remedies that may be available, either at law or in equity, in respect of any breach or threatened breach by the Executive of any of such provisions.

Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to the Company for such breach or threatened breach of any of the provisions of Sections 10, 11, 12 and/or 13, including but not limited to recovery of damages from the Executive or those acting in concert with him and an equitable accounting of all earnings, profits and other benefits arising from such violation.

              15. DISPUTE RESOLUTION. Disputes between the Company and its officers or other employees, on the one hand, and Executive, on the other hand, arising out of or concerning the performance of this Agreement or Executive's employment with the

Company shall be resolved in accordance with the procedures set forth in Exhibit B attached hereto.

              16. LOAN COVENANTS. Notwithstanding any other provision of this Agreement, (i) amounts, other than severance described in Section 9(b) hereof, otherwise due hereunder shall not be paid if such payment would constitute a breach of any of the Company's agreements and related covenants with its lenders, and (ii) severance payments described in Section 9(b) hereof that would constitute a breach of any of the Company's agreements and related covenants with its lenders shall be deferred until any such payment would not constitute a breach of such agreements and covenants.

              17.  SEVERABILITY.

                   (a) If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                   (b) It is the desired intent of the parties that the provisions of this Agreement shall be enforceable to the fullest extent permissible in each jurisdiction in which such enforcement is sought. Accordingly, if any covenant contained in this Agreement, including without limitation any covenant contained in Section 10, 11, 12 or 13, is held by any court of competent jurisdiction to be unreasonable, arbitrary, against public policy or otherwise invalid or unenforceable, then such covenant shall be considered divisible (including, in the case of the covenant not to compete contained in Section 11 hereof, both as to time and as to geographical area) so that the court may reduce the scope thereof or otherwise amend or reform the portion so held in order to make such covenant be reasonable, not arbitrary, not against public policy and valid and enforceable by the Company, such amendment or reformation to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

              18. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be mailed, telecopied, dispatched by reputable commercial courier or delivered by hand as follows:

                   If to Executive:

                   William Class
                   -----------------------
                   -----------------------

                   If to the Company:

                   Richey Electronics, Inc.
                   7441 Lincoln Way
                   Garden Grove, California 92641
                   Attention:  Chairman of Compensation Committee
                               of Board of Directors

                   with a copy to:

                   Kathy T. Wales, Esq.
                   Dewey Ballantine
                   333 South Hope Street
                   Los Angeles, California  90071

If any notice, request, demand, direction or other communication required or permitted to be given hereunder is given by mail, it will be effective on the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier during regular business hours of the recipient, when sent; if given by telecopier outside regular business hours of the recipient, at the opening of business on the next business day; if dispatched by reputable commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

              19. DEFINITION OF EXECUTIVE. The word "Executive" shall, wherever appropriate, include his dependents, beneficiaries and legal representatives.

              20. BINDING AGREEMENT. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

              21. GOVERNING LAW. This Agreement and all amendments thereof shall be governed by, and construed and enforced in all respects, whether as to validity, construction, capacity, performance, enforcement or otherwise, in accordance with, the laws of the State of California in which it has been executed and in which it has a situs without giving effect to the principles of conflict of laws thereof.

              22. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

              23. ENTIRE AGREEMENT. This Agreement, together with Exhibits A and B attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understanding among the parties with respect thereto.

              24. AMENDMENTS. This agreement may be amended only by an agreement in writing signed by the Executive and the Chief Executive Officer of the Company or his designee.

              25. HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references refer to this Agreement unless otherwise specified.

              26. ASSIGNMENT. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder; PROVIDED, HOWEVER, that the provisions hereof shall inure to the benefit of, and be binding upon each successor in a change of control of the Company, whether by merger, consolidation, transfer of all or substantially all assets, sale or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement).

              27. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties have duly executed this Agreement, effective as of the date first above written.


                             Executive:

                             /s/ William Class
                             --------------------------------------
                             William Class


                             Richey Electronics, Inc.


                             By: /s/ Donald I. Zimmerman
                                -----------------------------------


                             Title:  Chairman of the Compensation
                                     Committee

                                     EXHIBIT A

                                                      (AD)
                                RICHEY ELECTRONICS
                             AREA DIRECTOR INCOME PLAN
                                FISCAL YEAR 1996


NAME:     BILL CLASS                    AREA:  VICE PRESIDENT - WEST
      ---------------------                   --------------------------

TARGET INCOME:                                161,900         (Note 1)
- -------------                                ---------

TARGET INCOME FORMULA
- ---------------------


    Base Salary                               105,000         (Note 2)
                                             ----------
    OP Incentive                               50,000         (Note 3)
                                             ----------
    Car Allowance                               6,900         (Note 4)
                                             ----------
    Target Income                             161,900
                                             ----------
    Benefit Package Value                      24,300         (Note 5)
                                             ----------

    Total Value of your compensation package for plan achievement in 1996 is $186,200.00.
                ----------


NOTES:
- -----


1. TARGET INCOME: The minimum amount of income you will earn for achievement of your location's operating profit dollar and percent plan for 1996.

2. BASE SALARY: That portion of your target income which is guaranteed salary paid bi-weekly per regular payroll period.

3. OPERATING PROFIT DOLLAR INCENTIVE: That portion of your target income that will be paid for achievement of of your area's combined official profit dollar plan of 50,000. You will be paid by a multiplier
      of          monthly on all operating profit dollars generated in your
      area per official monthly P&L.

4. CAR ALLOWANCE: You will be paid a car allowance of $575.00 per month. This portion of your program is considered income by IRS and withholdings will be made.

5. The total value of your compensation plan cannot be measured only by your income plan. The figures in this space represent the company's contribution toward the cost of your medical, dental, life insurance coverage and FICA contribution.

                                 - 2AD -


       INCOME PLAN PHILOSOPHY: It is management's intention to provide you with a fair and equitable income program for achievement of business plan and goals that are reasonable and expected for the investments we have made in the business. The investments must return or all is for naught. Management doesn't intend to change the plan during 1996, but it does reserve the right to do so - up or down - if conditions so dictate. Any changes will be discussed prior to change.

You understand and agree that your incentives are calculated and paid to you monthly based upon unaudited fiancial statements. It is possible that, as a result of the fiscal year-end audit by Richey Electronics, Inc.'s outside auditors, adjustments, either positive or negative, maybe required to your gross profit dollars for the proceeding year. In the event of net positive adjustments, the company shall pay you within 15 days any incentive due you. In the event of net negative adjustments, you agree to reimburse the company through payroll deductions taken against your then current salary and incentives.

Your income plan is not considered to be a contract. It is a statement of how your income will be earned in 1996. If you leave employment of Richey Electronics, for any reason before year-end, your total compensation will be that amount actually earned up to that date, based on your performance to that date.

WE WISH YOU THE BEST IN 1996!

ACCEPTED                  APPROVED



/s/ William Class         /s/ Don Alverson              Date:    4/15/96
- -------------------       ------------------------              -------------
NAME: Bill Class             Don Alverson
Date:  4/8/96              Executive VP, Sales


                          /s/ William C. Cacciatore     Date:
                          -------------------------             --------------
                             William C. Cacciatore
                          Chairman, CEO & President
                                                                     (GM)

                                      EXHIBIT B


                               MULTI-STEP ADR AGREEMENT


         INTENT OF PARTIES: Mindful of the high cost of litigation not only in dollars but time and energy, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any disagreement or controversy whatsoever should arise out of or concerning the performance of this Agreement or Executive's employment with the Company, including but not limited to claims of termination, discrimination, harassment, violations of public policy or retaliation; provided, however, that the only workers' compensation issues agreed to be submitted to arbitration pursuant to this Agreement are any issue arising under Division 1 of the Labor Code (commencing with Section 50) or Division 4 of the Labor Code (commencing with Section 3200 (SEE
Lab. C. Section 5275(d))). By entering into this Multi-Step ADR Agreement both parties are giving up their constitutional rights to have any such dispute decided in a court of law before a jury, and instead are accepting the use of mediation and arbitration.

         STEP 1--MEDIATION:

         In the event that any claim, controversy or dispute cannot be resolved by informal negotiation between Executive and the Chief Executive Officer of the Company (or his designee), then the dispute shall be referred to either the Orange County or Los Angeles County office of JAMS-Endispute (hereinafter "JAMS") for mediation. Mediation shall consist of a private and confidential, informal, nonbinding conference or conferences between the parties and the mediator, jointly or separately at the mediator's discretion, wherein the mediator will seek to guide the parties to a resolution of the case.

         a. SELECTION OF MEDIATOR: The parties may select any mutually acceptable member from the panel at JAMS. If the parties cannot agree or have no particular choice of mediator and simply request that JAMS assign one to the case, then a list and resumes of available mediators numbering one more than there are parties will be sent to the parties, each of whom shall strike one name leaving the remaining name as the mediator. If more than one name remains, JAMS Arbitration Administrator will choose the mediator from the remaining names.

         b. DISCOVERY: In the event any party has substantial need for information in the possession of another party to prepare for the mediation conference(s), the parties shall attempt in good faith to agree upon procedures for the expeditious exchange of information, with the help of the mediator, if required.

         c. POSITION PAPERS: No later than seven (7) days before the first scheduled mediation session, each party shall deliver a concise written summary of its position together with any appropriate documents and a proposed solution to the matters in controversy to the mediator and also serve a copy on the other party.

         d. CONFIDENTIALITY OF PROCEEDINGS: The mediation process is to be considered settlement negotiation for the purpose of all state and federal rules protecting disclosures made during such conferences from later discovery or use in evidence.

         The parties hereto agree that the provisions of Evid. C. sec. 1152.5 shall apply to any mediation conducted hereunder.

         The entire procedure is confidential, and no stenographic or other record shall be made except to memorialize a settlement record. All conduct, statements, promises, offers, views and opinions, oral or written, made during the mediation by any party or a party's agent, employee, or attorney are confidential and, where appropriate, are to be considered work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be subject to discovery or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties. Provided, however, that evidence otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence simply as a result of it having been used in connection with this settlement process.

         e. TERMINATION OF MEDIATION PROCESS: The mediation process shall continue until the matter is resolved, or the mediator makes a good faith finding that all settlement possibilities have been exhausted and there is no possibility of resolution through mediation.


         ENFORCEMENT OF MEDIATION STEP: Step 1 above dealing with mandatory mediation is deemed to be an arbitration clause for the purpose of enforcing compliance with their provisions. Any party to this Agreement may seek compliance with these provisions by petition to any Court of general jurisdiction. The prevailing party in any such proceeding shall be entitled to the Court's order for payment of attorney fees and costs in connection therewith.

         STEP 2--ARBITRATION:

         Should any disputes remain or exist between the parties after completion of mediation step set forth above, then the parties shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement or any alleged breach of this Agreement or concerning the performance of this Agreement or Executive's employment with the Company (including, without limitation, any action in tort, contract, or otherwise, at equity or at law, any matter with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any claims of termination, discrimination, harassment, violations of public policy or retaliation) to final and binding arbitration administered and conducted by JAMS in either Orange County or Los Angeles County in accordance with the JAMS Rules of Practice and Procedure then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of general jurisdiction having jurisdiction thereof.

                                        - 2 -